EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fluor 409A Executive Deferred Compensation Program of our reports dated February 28, 2007, with respect to the consolidated financial statements of Fluor Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Fluor Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fluor Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 19, 2007